Exhibit 99.1

COST PLUS, INC. DELIVERS POSITIVE SAME STORE SALES FOR SECOND CONSECUTIVE QUARTER AND REDUCES PRE-TAX LOSS FROM CONTINUING OPERATIONS

Oakland, CA – August 21, 2008 — Cost Plus, Inc. (NASDAQ: CPWM) today announced financial results for its second quarter ended August 2, 2008 and provided financial guidance for the third quarter of fiscal year 2008.

Second Quarter Results from Continuing Operations

Net sales for the second quarter of fiscal 2008 were $221.0 million, a 5.6% increase from the $209.2 million for the second quarter ended August 4, 2007. Same store sales for the quarter increased 1.2%, driven by a 3.8% increase in customer count. The Company reported a $22.1 million loss from continuing operations before interest and taxes (including $2.8 million of expense incurred to respond to an unsolicited acquisition proposal by Pier 1 Imports, Inc. (NYSE: PIR)) compared to a $25.3 million loss in the second quarter of last year. Increased supply chain costs due to high energy prices and a weak dollar coupled with the Pier 1 related expense caused the second quarter loss to exceed previously provided guidance.

Year-to-date, net sales were $432.6 million which was 5.1% higher than the same period last year. Same store sales increased 0.9% year-to-date driven by positive customer count in all regions. Year-to-date, the loss from continuing operations before interest and taxes was $41.7 million (including $2.8 million of expense related to the Pier 1 bid) compared to a $41.0 million loss for the same period last year.

Barry Feld, President and CEO, commented, “We continue to experience increasing customer traffic and achieved our second consecutive quarter of positive comparable sales. Additionally, the pre-tax loss from continuing operations has been reduced in the quarter despite the difficult retail climate. While we are exposed to inflationary pressures on our cost structure, we are working diligently to preserve the price/value relationship that is attracting customers and driving positive sales comparables. Our paramount objective during these challenging times is to retain value credibility with our customers and to relieve near-term margin pressure through tactical price increases and further operating efficiencies within the Company.”

The second quarter gross profit margin improved 210 basis points over the prior year primarily due to a shrink adjustment made in the previous year. During the second quarter of 2008, the Company completed its second annual chain-wide physical inventory which resulted in lower shrink expense due to improved inventory control. Buyer margin rate was lower than planned due to the higher than expected impact of fuel prices and the weak dollar on the cost of goods. During the quarter, the total SG&A expense as a percentage of sales was flat compared to the prior year. Lower quarterly advertising expense and other SG&A savings were offset by expenses related to the Pier 1 bid and elevated health benefit costs driven by an unusual number of high dollar medical claims.

Pre-opening expense increased with seven new store openings during the quarter compared to four new store openings last year. The Company closed three stores during the second quarter bringing the total number of store closures to 17 for the first half of fiscal 2008. Interest expense as a percentage of sales for the quarter was flat compared to the prior year.

In light of the deferred tax valuation allowance taken in the fourth quarter of fiscal 2007, the Company only recorded discrete tax events and did not take an income tax benefit related to the second quarter of fiscal 2008. The net loss from continuing operations for the second quarter of fiscal 2008 was $25.2 million versus a $17.2 million loss in the second quarter of fiscal 2007, which included an $11.0 million income tax benefit.

The Company had net working capital in the amount of $114.5 million at the end of the second quarter, including inventory in the amount of $266.9 million. It had $72.2 million in borrowings and $11.5 million in letters of credit outstanding under its $200.0 million credit facility leaving $105.0 million of available committed funding, excluding the $50.0 million accordion feature. Inventory levels have begun to normalize from the acceleration of purchases (in anticipation of a potential longshoremen’s strike and shipping delays from China due to the Olympics).

Mr. Feld further commented, “By the end of fiscal 2008, inventory is expected to decrease by approximately $25 million compared to the inventory balance at the end of fiscal 2007. The Company will open no more stores this year and will continue to tightly control capital spends. We anticipate that borrowings under our credit facility will peak in November, well within our available funding, and then will be paid down over the remainder of the year.”

Third Quarter of Fiscal 2008 Outlook

The Company expects same store sales in the range of negative 2% to positive 2% for the third quarter of fiscal 2008. This is expected to result in net sales in the range of $217 million to $228 million. The Company has reduced the number of stores planned to open in fiscal 2008 from 17 to 15 and will not open any more new stores this year. The Company opened one net new store in the third quarter last year. Buyer margin for the third quarter is expected to decrease compared to last year due to inflationary pressures in the cost and transportation of product. The third quarter guidance anticipates that operating efficiencies and price increases will begin to offset rising energy costs but that margins will suffer a short-term negative impact. For the third quarter of fiscal 2008, the Company is projecting a loss from continuing operations before interest and taxes in the range of $19 million to $24 million versus a $19 million loss last year.

The Company will provide fourth quarter guidance in November when it releases financial results for the third quarter.

Cost Plus, Inc. is a leading specialty retailer of casual home living and entertaining products. At the end of the second quarter of fiscal 2008, the Company operated 296 stores in 33 states versus 283 stores (after adjusting for the 13 stores now included in discontinued operations) in 33 states at the end of second quarter of fiscal 2007.

The Company’s second quarter earnings conference call will be today, August 21, 2008, at 1:30 p.m. PT. The conference call will be in a “listen-only” mode for all participants other than the sell-side and buy-side investment professionals who regularly follow the Company. The toll-free phone number for the call is 800-329-9097 and the access code is 56051601. Callers should dial in approximately 15 minutes prior to the scheduled start time. A telephonic replay will be available at 888-286-8010, Access Code: 87126233, from 3:30 p.m. PT Thursday, August 21, 2008 to 3:30 p.m. PT on Thursday, August 28, 2008. Investors may also access the live call or the replay over the internet at www.streetevents.com; www.fulldisclosure.com and www.worldmarket.com.

The above statements relating to the expected inventory reduction by year end, anticipated borrowing levels, and anticipated fiscal 2008 third quarter results are “forward-looking statements” that are based on current expectations and are subject to various risks and uncertainties, which could cause actual results to differ materially from those forecasted. Such risk factors include, but are not limited to: changes in economic conditions that affect consumer spending; changes in the competitive environment; currency fluctuations; timely introduction and customer acceptance of merchandise offerings; foreign and domestic labor market fluctuations; complications or delays in the store opening or closing processes; interruptions in the flow of merchandise; changes in the cost of goods and services purchased including fuel, transportation and insurance; a material unfavorable outcome with respect to litigation, claims and assessments; unseasonable weather; the effects associated with terrorist acts; and changes in accounting rules and regulations. Please refer to documents on file with the Securities and Exchange Commission for a more detailed discussion of the Company’s risk factors. The Company does not undertake any obligation to update its forward-looking statements.

Contact:

Jane Baughman

Cost Plus, Inc.

(510) 808-9119

FINANCIAL TABLES FOLLOWING

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COST PLUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share amounts, unaudited)

	Second Quarter
	August 2, 2008		August 4, 2007
Net sales	$220,977	100.0%	$209,228	100.0%
Cost of sales and occupancy	162,095	73.4	157,958	75.5
Gross profit	58,882	26.6	51,270	24.5
Selling, general and administrative expenses	79,739	36.1	75,487	36.1
Store preopening expenses	1,250	0.6	1,103	0.5
Loss from continuing operations, before interest and taxes	(22,107)	(10.0)	(25,320)	(12.1)
Net interest expense	3,153	1.4	2,941	1.4
Loss from continuing operations before income taxes	(25,260)	(11.4)	(28,261)	(13.5)
Income tax benefit	(54)	—	(11,019)	(5.3)
Net loss from continuing operations	(25,206)	(11.4)	(17,242)	(8.2)
Loss from discontinued operations, net of tax	(1,436)	(0.6)	(743)	(0.4)
Net Loss	$(26,642)	(12.1)%	$(17,985)	(8.6)%
Loss per diluted share from continuing operations	$(1.14)		$(0.78)
Loss per diluted share from discontinued operations	$(0.07)		$(0.03)
Net loss per diluted share	$(1.21)		$(0.81)
Weighted average shares outstanding- diluted	22,087		22,086
New stores opened	7		4

	For the Six Month Period Ended
	August 2, 2008		August 4, 2007
Net sales	$432,636	100.0%	$411,730	100.0%
Cost of sales and occupancy	315,763	73.0	303,417	73.7
Gross profit	116,873	27.0	108,313	26.3
Selling, general and administrative expenses	155,450	35.9	147,136	35.7
Store preopening expenses	3,144	0.7	2,191	0.5
Loss from continuing operations, before interest and taxes	(41,721)	(9.6)	(41,014)	(10.0)
Net interest expense	6,168	1.4	4,864	1.2
Loss from continuing operations before income taxes	(47,889)	(11.1)	(45,878)	(11.1)
Income tax benefit	(645)	(0.1)	(18,206)	(4.4)
Net loss from continuing operations	(47,244)	(10.9)	(27,672)	(6.7)
Loss from discontinued operations, net of tax	(11,390)	(2.6)	(1,426)	(0.3)
Net Loss	$(58,634)	(13.6)%	$(29,098)	(7.1)%
Loss per diluted share from continuing operations	$(2.14)		$(1.25)
Loss per diluted share from discontinued operations	$(0.51)		$(0.07)
Net loss per diluted share	$(2.65)		$(1.32)
Weighted average shares outstanding- diluted	22,087		22,086
New stores opened	15		10

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COST PLUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	August 2, 2008	August 4, 2007
ASSETS
Current assets:
Cash and cash equivalents	$3,650	$3,192
Merchandise inventories	266,856	263,634
Other current assets	35,172	51,062
Total current assets	305,678	317,888
Property and equipment, net	209,654	228,979
Other assets	13,578	22,579
Total assets	$528,910	$569,446
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$68,049	$54,094
Accrued compensation	10,291	9,910
Revolving line of credit	72,200	43,694
Current portion of long-term debt	799	731
Other current liabilities	39,827	32,862
Total current liabilities	191,166	141,291
Capital lease obligations	7,610	9,173
Long-term debt	114,006	114,805
Other long-term obligations	36,341	40,952
Shareholders’ equity:
Common stock	221	221
Additional paid-in capital	169,695	168,097
Retained earnings	9,871	94,907
Total shareholders’ equity	179,787	263,225
Total liabilities and shareholders’ equity	$528,910	$569,446

Contact:

Jane Baughman

Cost Plus, Inc.

(510) 808-9119

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